Exhibit 99.1

For Further Information:
Investors: Media:	H. Gene Shiels 281-504-4886 Richard A. Ott 281-504-4720

Kraton Performance Polymers, Inc. Commences Public Offering of Common Stock

HOUSTON, TX (September 20, 2010) - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announced today that it has commenced an underwritten public offering of 8,000,000 shares of its common stock held by affiliates of TPG Capital, L.P. and J.P. Morgan Partners, LLC, pursuant to the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”). The underwriters will have a 30-day option to purchase up to an additional 15% of common stock from the affiliates of TPG Capital, L.P. and J.P. Morgan Partners, LLC at the public offering price to cover over-allotments, if any. The Company will not receive any proceeds from the offering, and the total number of shares of common stock outstanding will not change as a result of this offering.

Credit Suisse Securities (USA) LLC, BofA Merrill Lynch, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc. will be the bookrunning managers of the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering may be obtained from: Credit Suisse Securities (USA) LLC, Attn: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, Phone: 1-800-221-1037; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email dg.prospectus_requests@baml.com; KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114 or by calling (216) 689-0421; Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014 or prospectus@morganstanley.com; Oppenheimer & Co. Inc. Attn: Syndicate Prospectus Department, 300 Madison Ave., 4th Floor, New York, New York 10017, Phone (212) 667-8563, Fax (212) 667-6141, or EquityProspectus@opco.com; or UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

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